FILED
            IN THE OFFICE OF THE
          SECRETARY OF STATE OF THE
               STATE OF NEVADA

                NOV 30, 1989

/s/ Frankie Sue Del Papa, Secretary of State
                No. 10061-89

                            ARTICLES OF INCORPORATION

                                       OF

                          WORLD WIDE STONE CORPORATION


         The undersigned, for the purpose of forming a corporation, pursuant to and by virtue of Chapter 78 of the Nevada Revised Statutes, hereby certifies and adopts the following Articles of Incorporation.

                                   ARTICLE I

                                     NAME

         The name of the corporation shall be:

                          WORLD WIDE STONE CORPORATION


                                   ARTICLE II

                                PRINCIPAL OFFICE

         The location of the principal office of the corporation in the State of Nevada is 2929 South Maryland Parkway, Suite A, Las Vegas, Nevada 89109. The corporation may also maintain an office or offices at such other place or places, either within or without the State of Nevada, as may be determined, from time to time, by the Board of Directors.

                                  ARTICLE III

                                   PURPOSES

         The purpose for which this corporation is organized to engage in any business or activity not forbidden by the law or by these Articles of Incorporation.

                                   ARTICLE IV

                                 CAPITAL STOCK

         Section 1. Authorized Shares. The aggregate number of shares which the corporation shall have authority to issue shall be two classes of stock designated as follows:

         (a) One Hundred Million (100,000,000) shares of common capital stock, of one mil ($.001) par value; and

         (b) Twenty-five Million (25,000,000) shares of preferred stock, of one mil ($.001) par value.

         The Board of Directors shall be vested with the authority to fix and determine the designations, rights, preferences, or other variations of each of the above classes (or series within each class), as proscribed by N.R.S. 79.165.

         Section 2. Consideration for Shares. The stock authorized by Section 1 of this Article shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.

                                   ARTICLE V

                                   DIRECTORS

         The members of the governing board of the corporation shall be styled Directors. The number of directors shall be at least Three (3); provided, however, that at such time when the common stock is owned by less than three shareholders, the Board of Directors may consist of less than three directors. There shall be more than one initial stockholder, and accordingly, the initial Board of Directors shall consist of three members. The name and post office address of the directors constituting the first Board of Directors shall be:

                       Frank Cunningham
                       2929 South Maryland Parkway
                       Suite A
                       Las Vegas, Nevada 89109

                       Gordon L. Hall
                       2929 South Maryland Parkway
                       Suite A
                       Las Vegas, Nevada 89109

                       Mario Ruiz
                       2929 South Maryland Parkway
                       Suite A
                       Las Vegas, Nevada 89109

The number of directors may be changed from time to time in such manner as shall be provided in the By-Laws of the corporation.

                                   ARTICLE VI

                              ASSESSMENT OF STOCK

         The capital stock of this Corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid up shall ever be assessable or assessed. The holders of such stock shall not be individually responsible for the debts, contracts, or liabilities of the corporation and shall not be liable for assessment to restore impairments in the capital of the corporation.

                                  ARTICLE VII

                                 INCORPORATORS

         The name and post office address of the incorporator signing these Articles of Incorporation is as follows:

                       Gordon L. Hall
                       2929 South Maryland Parkway
                       Suite A
                       Las Vegas, Nevada 89109

                                  ARTICLE VIII

                       DIRECTOR/OFFICER PERSONAL LIABILITY

         No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for a breach of a fiduciary duty as a director or officer involving any act or omission of any such director or officer occurring on or after the date of their taking office; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer of the corporation for:

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

            (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

            (b) the payment of dividends in violation of Nevada Laws.

                                   ARTICLE IX

                                INDEMNIFICATION

         The corporation may provide in its By-Laws or by agreement, to the extent permitted by the laws of the State of Nevada, for the indemnification of and the advancement of expenses for the corporation's directors, officers, employees or agents and any person serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise in the defense of their acts or omissions while serving in such capacity.

                                   ARTICLE X

                               PROSPECTIVE EFFECT

         Any repeal or modification of this Article approved by the stockholders of the corporation shall be prospective only. In the event of any conflict between this Article and any other Article of the corporation's Articles of Incorporation, the terms and provisions of this Article shall control.

                                   ARTICLE XI

                                      TERM

         The Corporation shall have perpetual existence.

         IN WITNESS WHEREOF, I have executed these Articles of Incorporation on this 14th day of November, 1989.



                                              /s/ Gordon L. Hall
                                              ------------------------------
                                                  Gordon L. Hall

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


STATE OF NEVADA     )
                    )   SS:
COUNTY OF CLARK     )

     On this 29th day of November, 1989, before me, the undersigned Notary Public, personally appeared Gordon L. Hall, known to me to be the person described in and who executed the foregoing instrument and who acknowledged that he executed the same for the purposes stated therein.



                                              /s/ Jeffrey Alan Tiller
                                              ------------------------------
                                              NOTARY PUBLIC in and for said
                                              County and State

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